Harman international

Exhibit 10.27

    Harman International Industries, Inc    8500 Balboa Boulevard            Northridge, CA  91329            (818) 893-8411

July 1, 2003

Dr. Erich A. Geiger
8323 Octillo Court
Naples, FL  34113

Re:   Employment Agreement (“Agreement”)

Dear Dr. Geiger:

      We are pleased to offer you the position of Chief Technology Officer for Harman International Industries, Inc. (the “Company”), on the following terms:

Duties and Responsibilities.

General.  Your role as Chief Technology Officer will be to deliver global technological leadership.  As a member of the Company’s top management team, you will provide effective counsel to the other members of the top management team and direct the Company’s worldwide technology organization to assure the Company’s technical leadership across all business units.

Essential Functions.  Your essential functions will include the following:

Participation as one of the five key corporate leaders of the Company;

Creation and direct leadership of the Harman International Corporate Technology Council (CTC).  A primary goal of the CTC is to provide the vision and be the catalyst to identify emerging critical new technologies and ensuring their appropriate and timely application to specific Company business units;

Development and implementation of a master five-year technology roadmap for each Company business unit;

Identification, development and growth of the technology talent pool for the Company, and authoring and implementing an in-depth technology leadership succession plan for the Company;

Taking on the role as key technology spokesperson for Harman International; and

Developing and implementing a strategic roadmap for the management, protection and commercialization of the Company’s intellectual property.

(c)  Additional Responsibilities.  You will place your full working capacity at the disposal of the Company.  The Company reserves the right to assign additional areas of responsibility to you.  At the request of the Company, within the framework of this Agreement and your areas of responsibility, you will also provide services for other subsidiaries of the Company.  You will have no direct or indirect operating responsibility or authority for any unit of the Company, notwithstanding any title or office to which you may be appointed, except for those units specifically assigned to you for such purpose by the Company, to the responsibility or authority for which you have agreed.

(d)  Compliance with Company Policies.  You will be expected to comply fully with all policies of the Company applicable to you as an executive officer of the Company, including those concerning Conflicts of Interest and Securities Law Compliance.

Reporting Relationships.  You will be accountable to the Vice Chairman and Chief Executive Officer of the Company for all phases of your activities, or to such other person as my be designated by the Company.  Reporting to you, directly or indirectly, will be all Group/Division R&D and/or Technology executives.  You will advise, consult and coordinate your work with executive officers of the Company, and with the Group and Division presidents.

Outside Activities.  You will refrain from engaging in any other profit-making activity or any other activity that might impair your ability to place your full working capacity at the disposal of the Company, and shall refrain from participating in any other enterprise, irrespective of the legal form of such enterprise or the nature of its business.  Inactive participation solely as a matter of private investment management is, however, permitted.  Service as an officer, director or member of a supervisory body of any other Company requires the prior written consent of the Company.

Business Expenses.  The Company will reimburse you for your ordinary and necessary expenses incurred while engaged on Company business, subject to documentation and approval in accordance with the Company’s travel policy.

Salary.  Your salary through August 31, 2003 will be at an annualized rate of  US$812,000 (Eight hundred twelve thousand U.S. Dollars), payable in equal semi-monthly installments of US$33,833.33 (Thirty-three thousand eight hundred thirty-three and 33/100ths U.S. Dollars) on the 15th and the last days of each month, less deductions as required by law or authorized by you.

Additional Benefits.

Automobile.  For the duration of your service under this Agreement you will be entitled to the use of a Company car during trips to Europe with the latest technology then being tested by Harman Becker Automotive Systems GmbH, which automobile shall be provided to you for testing purposes and may also be used for private purposes.  The Company will bear all costs associated with the maintenance and use of this vehicle, including any repairs.  You will assign to the Company any claim against a third party responsible for such repairs.  Your salary set out in paragraph 2 above includes monthly amounts withheld by the Company for taxes by reason of the tax benefit to you from the use of such automobile.  Since you have your own private car in the U.S., no Company automobile will be provided for your use in the United States.

Bonus.  In addition to your salary you will be eligible for an annual bonus, based on certain performance parameters and in accordance with the Harman International Industries, Inc. Management Incentive Compensation Plan, as decided each year in the sole discretion of the Company.  At full realization of all performance parameters, the bonus is targeted at 45% of your then base salary as provided in paragraph 2 above.  You and the Company acknowledge that this annual gross salary already reflects the parties’ mutual risk in the event the Company releases you from your obligation to work, and you will therefore have no right to claim any bonus or pro-rata bonus should the Company (with or without terminating this Agreement) release you from your obligation to work.  It is understood and agreed that any bonus payment by the Company shall be voluntary one-time remuneration, and will not give rise to any future obligations on the part of the Company.

Deferred Compensation Plan.  Your will also be eligible to participate in the Harman International Industries, Inc. Executive Deferred Compensation Plan, in accordance with its terms.

Vacation.  You will receive forty-two (42) annual vacation days.  The date(s) of vacation as well as the respective vacation period(s) shall be determined by the Vice Chairman and Chief Executive Officer of the Company.

Disability.  In the event of your disability due to illness not caused by negligence, or during a medical treatment prescribed by a doctor, or in the event of any other disability as a result of circumstances beyond your control, you will retain your entitlement to fixed salary as provided in paragraph 1 above for a period of six months following the onset of such disability.  Thereafter, you will be entitled to receive the difference between the amount of any disability benefit paid by any health insurance company and 75% or your net fixed salary as provided in paragraph 2 above as a gross subsidy for a maximum period of six additional months.  In the event you have claims against any third party responsible in whole or in part for such disability, you agree to assign such claims, up to the amount of the continuing salary payments, to the Company, and to make available to the Company all information, documents and other material necessary to permit the assertion of such claims against any such third party.

Capital-Sum Life Insurance.  The capital-sum life insurance policy in effect under your former employment agreement with Harman Becker Automotive Systems GmbH will be maintained in effect on the same basis as at present as provided in the Becker Employment Agreement (as defined below), and the Company will add to amounts withheld from your salary for your taxes an additional amount per month equal to the amount of tax you would otherwise owe by reason of receiving the benefit to you of the maintenance of such insurance.

Pension Benefit.  In addition to the capital-sum life insurance referred to in subparagraph 3(f) above, you shall be entitled to a pension benefit to be calculated as follows:

On February 28, 2004, if you are then employed by the Company, you will become entitled to an annual gross pension payment (“Annual Pension”) corresponding to 5% of your Eligible Salary.  The Annual Pension shall be increased by a further 5% or your Eligible Salary for each year of service under this Agreement completed after February 28, 2004.  However, the total Annual Pension shall under no circumstances exceed 10% of your Eligible Salary.

If you cease to be employed by the Company before attaining age 60, and if the Company has not terminated your employment for cause, the pension entitlements to which you were entitled at the time of termination shall be deemed to have vested.

For purposes of this subsection 3(g), “Eligible Salary” shall mean the average of your annual base salary in accordance with paragraph 2 above, as earned (A) during the term of this Agreement, or (B) during the last five years of service under this Agreement if you have completed five years of service or more under this Agreement.  Eligible Salary shall not include any other kind of payments, benefits, bonus or other compensation made or granted to you.

If you are on February 28, 2005 employed by the Company, and if at the time pension benefits become payable hereunder (a) the sum of what you are entitled to receive under Sections 9(3) and 9(4) of the managing Director Employment Agreement dated March 28, 2000 between you and Harman Becker Automotive Systems GmbH, as amended (the “Becker Employment Agreement) plus the pension benefit you would otherwise receive under subparagraphs (i) – (iii) above is less than (b) thirty percent (30%) of the average of your highest five (5) consecutive years of Eligible Salary from all Harman companies, then you will be entitled to receive an additional pension benefit equal to the amount of that difference.

If you are on August 31, 2005 employed by the Company you will also become on that date entitled to receive an additional annual post-retirement benefit equal to thirty percent (30%) of the average of your Management Incentive Compensation plan bonus (only – no other bonuses or compensation of any nature will be included) during the last five (5) consecutive years of your service as an employee of the Company, including, for this purpose only, all subsidiaries of the Company.

The pension benefits payable hereunder shall be paid in twelve (12) equal monthly installments, commencing on the later of (a) the first day of the month following the month in which you attain age 60, or (b) the termination of this Agreement.

In the event of your death, your widow shall be entitled to a widow’s pension, the amount and payment terms of which shall correspond to the pension entitlement vested at the time of your death, to be paid during the following period:

(A) In the event of your death before having attained age 60, for a period of ten years; or

(B) In the event of your death during or after the month in which you attain age 60, for the period between your death and the month during which you would have attained age 70.

Death Benefit.  In the event of your death your widow if then living, or if not as an alternative your legitimate offspring in equal parts, will receive an amount equal to your monthly salary per paragraph 2 above for the month in which your death occurred, and for the three months following.  If in the event of accidental death your widow or your heirs are entitled to insurance benefits per subparagraph 3(i) below, they shall be obligated to repay such sums to the Company up to the amount of the salary payments made pursuant to this subparagraph 3(h).

Accident and Disability Insurance.  The Company will maintain an accidental death and disability insurance policy, which may be a group insurance policy, with an insurance company of its choosing and providing the following benefits:

                  accidental death       US$234,000

                  disability                   US$468,000

      Said insurance policy will be maintained by the Company for its own benefit.  Any benefit received as a result of an insurance contingency under such policy shall be paid to you, or in the event of your death to your widow if living, otherwise to your legitimate offspring in equal parts, or to such other beneficiaries as you appropriately designated to the Company in writing.  Any such payment shall be deducted from the Company’s payment obligations under paragraphs 2 and 3(b) above.

Annual Performance Review.  You will receive a formal review of your performance at least annually, which generally will occur on or around the time that executive officer salaries are adjusted.

Confidentiality.

You shall maintain in absolute confidence as to third parties, and refrain from any use except for the Company’s benefit, any and all information, matters and relationships pertaining to the Company and its subsidiaries that has not been generally disclosed publicly, especially any and all matters pertaining to business and other trade secrets, subject to any disclosure that is required by law, and then only after notifying the Company thereof and providing it with an opportunity to contest such disclosure.  These obligations of confidentiality and limited use shall survive the termination of this Agreement.

You will also, at any time upon request of the Company, and without a request to do so upon termination of this Agreement, return all property of the Company and/or its subsidiaries, including without limitation records of business and trade matters regarding the Company and/or its subsidiaries, regardless of whether you or some other person produce such documents, along with your written certification that all relevant documents have been returned and that no copies are in your possession.

Inventions.

All ideas, designs, circuits, schematics, formulas, algorithms, computer programs, trade secrets, works of authorship, mask works, inventions, discoveries, developments, improvements, copyrightable materials, processes, techniques, and related know-how which result from work you perform, alone or with others, on behalf of the Company or any of its subsidiaries, or from access to confidential information or property, whether or not patentable, copyrightable, or qualified for mask work protection (collectively “Inventions”) shall be the property of the Company and, to the extent permitted by law, shall be “works made for hire.”  You assign and agree to assign to the Company or its designee, without further consideration, your entire right, title, and interest in and to all Inventions, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions in the United States and foreign countries; provided, however, that to the extent compensation for such Inventions is governed by German law, the provisions of Article 12 of the Becker Employment Agreement (as defined below) shall apply.

During your employment and thereafter you will, upon the Company’s request, provide the Company (at its expense) with all reasonable assistance in obtaining and enforcing patents, copyrights, mask work rights, and other forms of intellectual property protection in Inventions in any and all countries.  When requested by the Company you will execute all lawful documents and perform all other lawful acts which the Company may reasonably deem necessary to carry out the purposes of this Agreement.

Term.

This Agreement comes into effect on July 1, 2003.

The contractual relationship is established for a fixed term of twenty-six (26) months and may not be terminated by either party without cause prior to the expiration thereof.  The earliest effective date of termination of this Agreement is therefore August 31, 2005.

After August 31, 2005 this Agreement will continue in effect on a month-to-month basis, and may be terminated at any time after August 31, 2005 by you or the Company, in the sole discretion of either, upon at least thirty (30) days’ advance written notice to the other.

You or the Company may modify this Agreement only by mutual written agreement.

Either party may, however, terminate this Agreement for material breach by the other of its terms.

Any notice of termination must be in writing to be effective.

Following any early termination of this Agreement by ether party the Company may immediately release you from your obligation to work for the Company.

Pursuant to subparagraph 1(f) above, you agree to refrain from any other activity until termination of this Agreement is fully effective, regardless of whether the Company has released you from your obligation to work for the Company.

Additional Provisions.

Prior Agreements Superseded.  This Agreement supersedes all other employment and similar agreements, including agreements relating to pensions or other benefits, that you have or heretofore have had with Harman International Industries, Inc. and/or any of its subsidiaries and affiliates, including without limitation the Becker Employment Agreement, the January 2, 2001 Employment Agreement with Harman International Industries, Inc., as amended (the HIII Employment Agreement”), except the following agreements (only) which shall remain in effect:  deferred compensation agreements (“Pensionszusage gegen Gehaltsverzicht”) dated December 16, 1996 (DM3000,000), June 27, 1997 (DM200,000), June 27, 1997 (DM400,000), June 23, 1998 (DM808,000), July 1, 1999 (DM600,000, DM750,000 and DM618,800, a total of DM1,968,800) and August 31, 2000 (DM31,200); the Restricted Stock Agreement effective as of August 15, 2001; and stock option agreements under the Company’s 1992 Incentive Plan and 2002 Stock Option and Incentive Plan.  Termination and payment of salary, pension and other benefits under the Becker Employment Agreement are addressed in a separate letter of even date herewith.

Arbitration.  Any dispute concerning your employment or its termination shall be resolved by final and binding arbitration before a neutral arbitrator.  The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association.  Arbitration shall take place in Detroit, Michigan unless you and the Company otherwise agree in writing.

Notice.  Any notice required or permitted under this Agreement shall be made in writing and sent by personal delivery, overnight courier, facsimile or first class mail addressed as follows:  if to Company to Harman International Industries, Inc. 8500 Balboa Blvd., Northridge, CA91329, Attention:  Vice Chairman and chief Executive Officer; if to you, to Dr. Erich A Geiger, 8323 Ocotillo Court, Naples, FL  34113.  Notice personally delivered or sent via overnight courier or facsimile shall be effective upon receipt; notice given by mail shall be effective three business days after deposit in the U.S. mail, postage paid.

Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, U.S.A. without regard to its rules pertaining to conflict of laws.

Assignment; Complete Agreement.  This Agreement, and any rights, duties, and obligations hereunder, shall not be assignable, in whole or in part, by either party hereto without the express written consent of the other party, and any purported assignment hereof or thereof absent such consent shall be void.  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, all prior representations and agreements being merged herein and superseded hereby.

Amendments Must be Written.  No modification, amendment or waiver of any of the terms hereof shall be effective unless made in writing and executed by the party to be charged.

Invalidity.  If any portion of this Agreement is deemed by a court of competent jurisdiction to be invalid or unenforceable then such portion shall be deemed stricken from this Agreement and the remaining terms shall continue in full force and effect.  The parties shall replace any provision so invalidated with a permissible and valid provision which comes closest in economic and legal content to the invalid provision.

Please acknowledge your understanding of and agreement to the foregoing terms by signing one copy of this letter in the space provided below and return that signed copy to me.

Very truly yours,

HARMAN INTERNATIONAL INDUSTRIES, INC.

By:

Bernard A. Girod

Vice Chairman and Chief Executive Officer

I UNDERSTAND AND AGREE TO THE TERMS SET FORTH ABOVE:

__________________________________

Dr. Erich A. Geiger